UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BioMedical Technology Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Colorado	26-3161860
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9800 Mt Pyramid Court # 250

            Englewood, CO  80112
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:  (303) 653-0100

BIOMEDICAL TECHNOLOGY SOLUTIONS HOLDINGS, INC.

2008 EQUITY INCENTIVE PLAN AND

CERTAIN NON-PLAN EMPLOYEE WARRANTS(1)

(Full title of the plan)

Donald G. Cox

President and Chief Executive Officer

9800 Mt Pyramid Court # 250

            Englewood, CO  80112

   (303) 653-0100

(Name, Address and Telephone number of Agent for Service)

Copies to:

Clifford L. Neuman P.C.

Temple-Bowron House

1507 Pine Street

Boulder, CO 80302

(303) 449-2100 (Telephone)

(303) 449-1045 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer,  a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [    ] Accelerated filer [    ]

Non-accelerated filer [    ] Smaller Reporting Company [  X  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock underlying outstanding non-plan warrants	2,980,262	$0.34	$1,013,289	$ 56.54
Common Stock underlying outstanding non-plan warrants	180,271	$0.69	$ 124,387	$ 6.94
Common Stock underlying outstanding plan options	41,667	$2.50	$ 104,168	$ 5.81
Common stock underlying outstanding plan options	150,000	$1.50	$ 225,000	$ 12.56
Common stock underlying outstanding plan options	360,000	$1.00	$ 360,000	$ 20.08
Common stock reserved for issuance under Plan	1,448,333	$1.03	$1,491,783	$ 83.24
TOTAL	5,160,533			$ 185.18

(1) The total number of shares of Common Stock, $.001 par value (the "Common Stock") currently reserved for issuance under the BioMedical Technology Solutions Holdings, Inc. 2008 Stock Option Plan (the "Plan") is 2,000,000, all of which shares are being registered under the Securities Act of 1933 pursuant to this Registration Statement.   In addition to the shares issuable pursuant to the Plan, this Registration Statement registers 3,160,533 shares subject to issuance pursuant to certain non-plan common stock purchase warrants issued by the Company to key employees:

NUMBER OF SHARES

NAME

UNDERLYING WARRANTS

Donald G. Cox, Jr.	581,515
Diane R. Gorder	8,723
Peter J. Gorder	290,757
Gex F. Richardson	1,453,787
William Sparks	29,076
Tom VonBank	305,295
Denise Cox	334,371
Danielle Ivy	79,958
Stan Reed	75,597
Leah Light	1,454
Total	3,160,533

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457.  Pursuant to Rule 457(h)(1), the fee is calculated in part on the basis of the prices at which previously granted non-plan warrants may be exercised (2,980,262 shares at $0.34; 180,271 shares at $0.69;), in part on the basis of the prices at which previously granted options under the plan may be exercised (41,447 shares at $2.50 per share; 150,000 shares at $1.50 per share, and 360,000 shares at $1.00 per share), and in part based on the average of the high and low bid prices of the Company's shares on the remaining shares available under the Plan.   The price per share represents the number determined by dividing the aggregate exercise amount by the number of shares to be acquired upon exercise.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

Item 1.

Plan Information.

              The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.  BioMedical Technology Solutions Holdings, Inc., (the "Company") will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon written or oral request to the Company, 9800 Mt. Pyramid Court # 250, Englewood, CO  80112, (telephone number (303) 653-0100) Attention Chief Financial Officer, the Company shall furnish, without charge, to employees, the Commission or its staff a copy or copies of all of the documents included in such file.

Item 1(b).

Securities to be Offered

              The total number of shares of Common Stock, $.001 par value (the "Common Stock") currently reserved for issuance under the BioMedical Technology Solutions Holdings, Inc. 2008 Stock Option Plan (the "Plan") is 2,000,000, all of which shares the Company hereby registers pursuant to this Registration Statement.   In addition to the shares issuable pursuant to the Plan, this Registration Statement registers shares subject to issuance pursuant to certain non-plan stock warrants issued by the Company to key employees, officers and directors as follows:

NUMBER OF SHARES

NAME

UNDERLYING WARRANTS

Donald G. Cox, Jr.	581,515
Diane R. Gorder	8,723
Peter J. Gorder	290,757
Gex F. Richardson	1,453,787
William Sparks	29,076
Tom VonBank	305,295
Denise Cox	334,371
Danielle Ivy	79,958
Stan Reed	75,597
Leah Light	1,454
Total	3,160,533

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

Item 2.

Registration Information and Employee Plan Annual Information.

              The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

              There are hereby incorporated by reference in this Prospectus the following documents, all of which were previously filed by the Company with the Commission:

1.	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Commission on April 15, 2009.

2.	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009 as filed with the Commission on May 15, 2009.

             All documents filed by the Company with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

           Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement.  Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

        Common Stock

We are authorized to issue 100,000,000 shares of Common Stock, $.001 par value.  Except as otherwise expressly provided by law, the Common Stock shall have voting rights on all matters requiring a vote of stockholders. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same is paid on all shares of Common Stock outstanding at the time of such payment.  Except as may be provided by the laws of the State of Colorado, the holders of Common Stock shall have exclusively all other rights of stockholders.  There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of all of the shares voting for the election of Directors can elect all of the Directors.  The holders of Common Stock are entitled to receive dividends if declared by the Board of Directors out of funds legally available for them.  In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.  Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

Item 5.  Interests of Named Experts and Counsel.

       Clifford L. Neuman is the beneficial owner of options exercisable to purchase 10,000 shares of the Company’s common stock.

Item 6.  Indemnification of Directors and Officers.

       The Certificate of Incorporation of the Company provides that the Corporation may and shall indemnify each director, officer and any employee or agent of the Corporation, his heirs, executors and administrators, against any and all expenses or liability reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a director, officer, employee or agent of the Corporation to the full extent required or permitted by the Colorado Business Corporation Act.

Item 7.  Exemption from Registration Claimed.

       Not applicable.

Item 8.  Exhibits.

Exhibit

Number         Exhibit Description

4.1	Articles of Incorporation, incorporated by reference from the Company’s Current Report on Form 8-K dated August 21, 2008, as filed with the Commission on August 27, 2008.

4.2	ByLaws, incorporated by reference from the Company’s Current Report on Form 8-K dated August 21, 2008, as filed with the Commission on August 27, 2008.

4.3	BioMedical Technology Solutions Holdings, Inc. 2008 Equity Incentive Plan (filed herewith)

5.1	Opinion of Clifford L. Neuman, PC, as to the legality of the securities being registered (filed herewith).

23.1	Consent of Clifford L. Neuman, PC to the use of its opinion as an Exhibit to this Registration Statement is included in its opinion filed herewith as Exhibit 5.1.

23.2	Consent of Cordovano and Honeck LLP (filed herewith).

24.1	Powers of Attorney (included with the signature page to this Registration Statement).

99.1	Form of Employee Warrant Certificate (filed herewith)

Item 9.  Undertakings.

A. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to applicable law, our Amended and Restated Certificate of Incorporation, Bylaws, Rights Agreements or indemnification agreements, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 5th day of May, 2009.

BioMedical Technology Solutions Holdings, Inc.

By: _/s/ Donald G. Cox_______________

Donald G. Cox,

Chief Executive Officer, President and Director

By: __/s/ David A. Kempf______________

David A. Kempf,

Chief Operating Officer, Chief Financial Officer

and Director

POWER OF ATTORNEY

       Each of the undersigned officers and directors of BioMedical Technology Solutions Holdings, Inc., hereby constitutes and appoints Donald G. Cox, Chief Executive Officer, President and Director of the Company, and David A. Kempf, Chief Operating Officer, Chief Financial Officer and Director of the Company, or either of them individually, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and other related documents,  and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons (or by their duly authorized attorney-in-fact) in the capacities and on the dates indicated.

Signature	Title	Date

_/s/ Donald G. Cox	Chief Executive Officer, President, and Director	May 5, 2009
Donald G. Cox

_/s/ David A. Kempf_	Chief Operating Officer, Chief Financial Officer and Director	May 5, 2009
David A. Kempf

_/s/ Gex Richardson	Secretary, General Counsel, and Director	May 5, 2009
Gex Richardson

_/s/ William Sparks_	Director	May 5, 2009
William Sparks

_/s/ Clifford L. Neuman	Director	May 5, 2009
Clifford L. Neuman